Exhibit 99.1

NOTICE OF REDEMPTION

TO THE HOLDERS OF

8.375% SENIOR NOTES DUE 2017

(CUSIP NO. 221643 AD1)*

On behalf of Cott Beverages Inc., a Georgia corporation (the “Issuer”), notice is hereby given that, pursuant to Section 3.7(b) of the Indenture, dated as of November 13, 2009, (the “Indenture”) among the Issuer, the Guarantors identified on the signature pages thereto, and Wells Fargo Bank, National Association, successor trustee to HSBC Bank USA, National Association, as Trustee (the “Trustee”), the Company has elected to redeem US $15,000,000 in aggregate principal amount of the remaining outstanding 8.375% Senior Notes due 2017 (the “Notes”) at a redemption price of 104.118% plus accrued and unpaid interest (the “Redemption Price”) to the Redemption Date (as defined below). Terms used in this Notice of Redemption and not otherwise defined shall have the meanings assigned to them in the Indenture.

The date fixed for redemption is February 19, 2014 (the “Redemption Date”). From and after the Redemption Date, interest on the Notes redeemed will cease to accrue, unless the Company defaults in the payment of the Redemption Price.

The Trustee will act as Paying Agent with respect to the redemption of the Notes. As required by the Indenture, the redeemed Notes must be presented and surrendered to the Paying Agent in order to receive payment of the Redemption Price. Payment of the Redemption Price including the accrued interest to the Redemption Date will be made on or after the Redemption Date, upon presentation and surrender of the Notes to the Paying Agent at one of the addresses set forth below and in accordance with the procedures of the Depository Trust Company:

Holders of the Notes who have questions or wish to discuss the redemption may contact Wells Fargo Bank, National Association, 7000 Central Parkway, Suite 550, Atlanta, GA 30328, Attention: Corporate, Municipal and Escrow Services, E-mail: stefan.victory@wellsfargo.com, Phone:770-551-5117.

IMPORTANT TAX INFORMATION

Under the Internal Revenue Code of 1986, the Paying Agent may be obligated to withhold 28% from payments of the Redemption Price to holders who have failed to furnish the Paying Agent with a correct Taxpayer Identification Number. To avoid the application of these provisions, a holder should submit its certified Taxpayer Identification Number on a properly completed IRS Form W-9 (available at http://www.irs.gov) when presenting its certificates (or should submit a properly completed IRS Form W-8BEN or other certification establishing an exemption from withholding, if applicable).

*	The CUSIP number listed above is for information purposes only. Neither the Company nor the Trustee shall be responsible for the selection or use of this CUSIP number, nor is any representation made to its correctness or accuracy on the Notes or as indicated in any redemption notice.

By:	Cott Beverages Inc.

Dated: January 9, 2014